CUSIP NO. 172736-10-0                                         Page 7 of 11 pages


                                                                      EXHIBIT 10

                                    AGREEMENT

     AGREEMENT dated November 9, 1998, by and between Circon Corporation ("Circon") and to the other signatories hereto, including the members of The Circon Shareholders Committee (the "Committee"), who am identified on the signature page of this Agreement (the "Committee Members").

                                    RECITALS

     A. The Committee has been formed for the purpose of nominating persons and soliciting proxies for the election of such persons as directors at the Circon 1998 Annual Meeting of Shareholders (the "Annual Meeting").

     B. The Committee has given Circon certain notice. (the "Committee Notices") of its intention to nominate the following three persons at the Annual Meeting:
Alain Oberrotman ("Oberrotman"), John Macey ("Macey") and Lester Hill ("Hill").

     C. Directors are to be elected at the Annual Meeting for three seats. Of these three seats, one (a Class II seat) is currently held by George Cloutier. The second seat (also a Class II seat) has been held by R. Bruce Thompson, who is resigning on the date of this Agreement so that his seat can be filled by the Board's election on this date of Mr. Oberrotman. The third seat (a Class III seat) is held by Richard Auhll, whose term will expire at the Annual Meeting by reason of his resignation as an officer of Circon on October 19,1998. The Board has nominated Joseph Hardiman to fill this seat.

     D. The Circon Board and the Committee Members desire (i) to avoid the expense and other detriment of a proxy contest and (ii) to enable the views of the Committee (and other shareholders holding similar views) to be represented on the Board.

     NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

     1. The nominees of the Circon Board, to be set forth in its proxy statement for the Annual Meeting, will be Messrs. Cloutier and Oberrotman for the two Class II seats and Mr. Hardiman for the Class III seat being vacated by Mr. Auhll. Subject to the satisfaction of the conditions set forth in paragraph 2 below and to Circon's not materially breaching its obligations under this Agreement, the Committee Members hereby agree that the Committee Notices shall be deemed, without further action by the Committee Members, to have been withdrawn immediately prior to the Annual Meeting, and the Committee Members agree not to make any nominations at the Annual Meeting and not to distribute its proxy statement or proxy card.


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CUSIP NO. 172736-10-0                                         Page 8 of 11 pages


     2. The obligations of the parties shall be conditioned on the satisfaction of each of the following conditions not later than November 9, 1998:

          a. The Circon Board shall have duly approved this Agreement.

          b. Circon and all Committee Members shall have executed this Agreement.

          c. Mr. Thompson shall have resigned as a director and Mr. Oberrotman shall have been duly elected to the Board.

          d. The press release attached hereto as Exhibit A shall have been released by Circon to the financial media.

     3. The Circon Board will consider the following matters (among others) not later than at the first Board meeting to be held within one week following the Annual Meeting:

          a. the election of Mr. Hill to the Board, and for this purpose will expand the Board to eight seats if there is no vacancy at that time;

          b. such changes to the Shareholders Rights Plan as any director may propose.

At such time as Circon begins its search for a new Chief Executive Officer, the Board's search committee will interview Mr. Hill for that position, along with all other persons whom the search committee may believe to be suitable candidates. The Board's selection of the new CEO is at its absolute discretion.

     4. The Board will approve an amendment to the Certificate of Incorporation to change the classified Board provisions to an annually elected board. This amendment will be submitted to the stockholders at the 1999 stockholders meeting to become effective for the election of directors at that meeting. Prior to the conclusion of such meeting, the Board will not adopt any new takeover defenses designed to make a change of control more difficult; but this commitment shall not be construed to restrict Circon from maintaining current arrangements.

     5. The Circon proxy statement for the Annual Meeting will make all of the disclosures set forth in the press release in Exhibit A,

     6. Circon will pay the Committee's legal and other expenses incurred in connection with the proposed nomination of Messrs. Oberrotman, Macey and Hill and the solicitation of proxies, including but not limited to all expenses of preparing proxy materials, the disclosed fees paid to the prospective nominees, proxy solicitor fees and all other related out-of-pocket expenses. The total of such expenses is estimated to be $210,000. In no event will the total expenses exceed $250,000. Such payment by Circon shall be made promptly (and in no event



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CUSIP NO. 172736-10-0                                         Page 9 of 11 pages


later than seven days) after Circon's receipt of reasonable documentation substantiating such expenses. Such submissions may be made from time to time for portions of the expenses and supplemented as data and documentation concerning other expenses become available.

     7. This Agreement constitutes the entire agreement between the parties. No amendment or modification of or supplement to this Agreement shall be binding unless executed in writing by all parties hereto. Any waiver of any provision of this Agreement shall be in a writing executed by the waiving party and shall not waive any other provision and shall not constitute a continuing waiver.

     8. This Agreement may be executed in counterparts.

     9. In the event of litigation to enforce any right or remedy arising from this Agreement, the prevailing party shall be entitled to reasonable attorneys fees and costs.

     10. Each party other than Circon represents to Circon that the signatories below under the caption "The Circon Shareholders Committee" constitute all the members of the Committee and all persons who gave the Committee Notices and that the person signing on behalf of each is duly authorized to do so.

     Executed by the parties as of the date first above written.

                               Circon Corporation

By: /s/ George A. Cloutier            By: /s/ John Blokker
    ------------------------------        --------------------------------------
        George Cloutier                       John Blokker
        Chief Executive Officer               Chairman of the Board of Directors

/s/ Charles Elson                     /s/ Lt. Gen. Victor H. Krulak
----------------------------------    ------------------------------------------
         Director                               Director



The Circon Shareholders Committee

P. Schoenfeld Asset Management LLC    Bedford Falls Investors Investors, L.P.
                                      By:  Metropolitan Capital Advisors, L.P.
By: /s/ Peter M. Schoenfeld           By:  Metropolitan Capital Advisors, Inc.
    ------------------------------

Castlerigg Master Investments, Ltd.   By: /s/ Jeffrey E. Schwarz
                                          --------------------------------------
By: /s/ Thomas Sandell
    ------------------------------
        Thomas Sandell



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CUSIP NO. 172736-10-0                                        Page 10 of 11 pages


Metropolitan Capital Advisors, Inc.


By: /s/ Jeffrey E. Schwarz
    ------------------------------
        Jeffrey E. Schwarz
        Chief Executive Officer

Metropolitan Capital III, Inc.


By: /s/ Jeffrey E. Schwarz
    ------------------------------
        Jeffrey E. Schwarz
        Chief Executive Officer

CUSIP NO. 172736-10-0                                        Page 11 of 11 pages

                                    EXHIBIT A

                              Circon Press Release

     Circon Corporation, Santa Barbara, California (NASDAQ-NMS: CCON) - November 9, 1998 - Circon Corporation announced today that its Board of Directors has reached an agreement with The Circon Shareholders Committee, which was formed by a group of shareholders to nominate and solicit proxies to elect certain persons as directors at the 1998 Annual Meeting of Shareholders.

     Under the terms of the agreement with the Committee, the Board's nominees will be George Cloutier, Alain Oberrotman and Joseph Hardiman. Mr. Oberrotman, who was first proposed as one of the Committee's nominees, was elected to the Board today. The Committee will withdraw its proposed nominations and has agreed not to solicit proxies. The only persons eligible for nomination at the Annual Meeting will be the Board's three nominees, including Mr. Oberrotman.

     George Cloutier, interim CEO, stated: "We welcome the addition to the Board of Mr. Hardiman and Mr. Oberrotman. They are highly qualified and we expect the Board to be strengthened by their contributions. We also look forward to a continuing dialog with all shareholders who want to express their views on any matter concerning Circon."

     The Board has also agreed to consider, at the first Board meeting following the Annual Meeting, the election of Lester "Buck" Hill to the Board and any changes to the company's Shareholders Rights Plan that any director may propose. The Board further agreed to approve an amendment to the Certificate of Incorporation to change the classified Board provisions to an annually elected Board. This amendment will be submitted to the shareholders at the 1999 Annual Meeting to become effective for the election of directors at that meeting.

     Circon will reimburse the Committee's legal and other expenses.

     Although the Circon Board has previously announced its decision not to continue to seek new potential buyers for Circon at this time, it intends to evaluate any new proposals that may be received in the future and encourages further discussions with companies that have expressed an interest in such transactions. Any such discussions must be kept confidential, and it is Circon's policy not to comment on merger rumors. The Board, including the Board's nominees for election at the Annual Meeting, is committed to maximize shareholder value.